Exhibit 99.2

SEAN DEXTER, Individually and On Behalf

of all Others Similarly Situated,

808 Arlington Way

Martiner, CA 94553

Plaintiff,

v.

ZAIS FINANCIAL CORP.

Serve on:

The Corporation Trust Incorporated

351 West Camden Street

Baltimore, MD 21201

DAVID L. HOLMAN

Two Bridge Avenue, Suite 322

Red Bank, NJ 07701

DANIEL T. MUDGE

Two Bridge Avenue, Suite 322

Red Bank, NJ 07701

MARRAN H. OGILVIE

Two Bridge Avenue, Suite 322

Red Bank, NJ 07701

MICHAEL F. SZYMANSKI

Two Bridge Avenue, Suite 322

Red Bank, NJ 07701

CHRISTIAN M. ZUGEL

Two Bridge Avenue, Suite 322

Red Bank, NJ 07701

SUTHERLAND ASSET MANAGEMENT

CORPORATION

1140 Avenue of the Americas, 7th Fl.

New York, NY 10036

SUTHERLAND PARTNERS, L.P.

1140 Avenue of the Americas, 7th FL

New York, NY 10036

Defendants.

) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )	IN THE CIRCUIT COURT FOR BALTIMORE CITY Case No. JURY TRIAL DEMANDED

COMPLAINT

Plaintiff Sean Dexter (“Plaintiff”), upon actual knowledge as to himself and his own acts, and upon information and belief as to all other matters, alleges as follows:

NATURE OF THE ACTION

1.          This is a shareholder class action brought by Plaintiff on behalf of holders of the common stock of Zais Financial Corporation (“Zais” or the “Company”) to enjoin the shareholder vote regarding the issuance of Zais common stock (the “Share Issuance”) in conjunction with the merger of Sutherland Asset Management Corporation (“Sutherland”) and Zais (the “Merger”) and to recover the damages detailed herein.1

2.          Zais and Sutherland will combine in a complicated reverse merger, where the much larger, privately held Sutherland will be merged into the smaller, publicly traded Zais. Following the consummation of the reverse merger, the new company (the “Combined Company”) will be called Sutherland Asset Management Corporation (the “Combined Company”) and will trade on the New York Stock Exchange (“NYSE”) under the symbol ‘SLD’. The new company will be focused upon commercial real estate, which is Sutherland’s domain, as opposed to residential real estate, which has been the field Zais has traditionally operated in.

1 Because, as detailed infra, shareholders will vote only on the Share Issuance, and not on the Merger, the allegations against and requests for relief regarding the Merger are inextricably linked to the relief sought regarding the Share Issuance, and as such, the terms may be used interchangeably herein.

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3.          Valuation of the new company’s shares will be based upon an as yet to be determined exchange ratio (the “Exchange Ratio”) or through a yet to be priced tender offer (the “Tender Offer”), which will commence at an unknown time following the Share Issuance, but before consummation of the Merger. Neither the price of the Tender Offer nor the Exchange Ratio include any control premium for Zais and each is subjected to amorphous adjustments and discounts, further limiting the return to shareholders. Shareholders will be forced to vote on the Share Issuance before either the Exchange Ratio or the Tender Offer price have been set, in essence agreeing to sell their stake in the Company as it currently exists for unknown compensation. They will vote without having been provided with a discounted cash flow analysis of Zais and without projections to inform them about the value of the Company going forward. The fairness opinion upon which the Zais board of directors (the “Board”) relied, and which shareholders are told provided the Board with confidence that the Merger compensation was fair, was drafted without access to full projections for either Zais or Sutherland, an egregious oversight in an all-stock transaction, nor was it provided with key downward adjustments to the yet to be calculated value of the Company.

4.          Through these, and other violations of the duty of candor, Zais and Sutherland have jointly disseminated a materially incomplete and misleading Form S-4 relating to the Merger, filed with the United States Securities and Exchange Commission (the “SEC”) on August 5, 2016 (the Form S-4 and collectively with the Amendments thereto, the “Registration Statement”).

5.          The sale of Zais has been orchestrated to maximize payments and benefits to insiders and entities controlled and/or managed by those insiders, to the detriment of the Company and public shareholders. None of these benefits are shared with ordinary shareholders who will, at best, own a wildly diluted and devalued share of a combined company participating in a largely different business, or be cashed out through the coercive and intentionally undervalued Tender Offer.

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6.          Shareholders will vote not on the Merger, and its attendant provisions impermissibly favoring the deal with Sutherland and benefiting insiders, but simply on the Share Issuance. Although two-thirds approval is the default standard under Maryland state law for a strategic transaction such as a merger, Zais has adopted a charter amendment which reduces the approval threshold to a majority of the votes eligible to be cast in the matter, the lowest possible standard for strategic corporate action allowed under Maryland law.

7.          Plaintiff brings this shareholder class action on behalf of himself and all other similarly situated public shareholders of Zais against the Board for breaches of fiduciary duty and Sutherland and Sutherland Partners L.P. (“Sutherland Partners”, and collectively with the Board and Sutherland, the “Defendants”) for aiding and abetting the same. Zais is named as a party for discovery purposes and because injunctive relief on the Share Issuance and Merger will necessarily implicate it and its actions.

8.          Time is of the essence, as the Share Issuance will be put to a shareholder vote on September 22, 2016, approximately one month from the filing of this pleading. For these reasons, and as set forth in greater detail herein, Plaintiff seeks to enjoin Defendants from consummating the Share Issuance and/or the Merger or, in the event the Share Issuance and/or the Merger is completed, to recover damages resulting from the Individual Defendants’ breach of fiduciary duties and the aiding and abetting of those breaches by the remaining Defendants.

THE PARTIES

9.          Plaintiff is a holder of Zais common stock, owned continuously throughout all relevant times and which he continues to hold.

10.        Defendant Zais is a Maryland corporation with its principal executive offices located at Two Bridge Avenue, Suite 322, Red Bank, New Jersey. Zais is a publicly traded real estate investment trust (“REIT”) that invests primarily in residential real estate. The Company’s common stock trades on the NYSE under the ticker symbol “ZFC”. Zais is named as a defendant because Plaintiff seeks to enjoin the Share Issuance and Merger which will inextricably involve Zais as a party to those proceedings.

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11.        Defendant David L. Holman (“Holman”) has been a director of the Zais since March 2015. Prior to becoming a director, Holman worked for the accounting firm Ernst & Young LLP (“Ernst & Young”) for approximately forty years. During his tenure with Ernst & Young, he also served on the American Institute of Certified Public Accountants (“AICPA”) Financial Services Expert Panel, the AICPA Insurance Companies Committee, and several special task forces of these committees. Holman is expected to serve as the sole Zais designee to the board of directors of the Combined Company following the Merger.

12.        Defendant Daniel T. Mudge (“Mudge”) has been a director of Zais since 2011. From 2008 to 2011, Mudge served as a founding Partner and the chief executive officer (“CEO”) of docGenix L.P. Between June 2011 to November 2011, Mudge served as a senior adviser to Innodata docGenix LLC, the successor company to docGenix L.P. Prior to that, from 2005 to 2008, Mudge served as the group managing director of the operational risk and content businesses of Algorithmics Inc. From 2002 to 2005, Mudge served as a group managing director of Fitch Risk Management, Inc. and between 1997 to 2002, Mudge was the CEO of OpVantage LLC and a founding partner of NetRisk Inc., both of which were predecessors to Fitch Risk Management, Inc. Mudge also served in various roles for Bankers Trust from 1973 to 1997.

13.        Defendant Marran H. Ogilvie (“Ogilvie”) has served as a director of Zais since 2011. Since 2008, Ogilvie has served as an advisor to the creditors committee for the Lehman Brothers International (Europe) Administration. Ogilvie serves as a director of Seventy Seven Energy Inc., LSB Industries, Inc., Four Corners Property Trust, and of the Korea Fund. From 2012 to 2015, Ogilvie was a director of Southwest Bancorp, Inc. Prior thereto, Ogilvie was a member of Ramius LLC from 1994 to 2009, before it merged with Cowen Group, Inc. After the merger, Ogilvie became chief of staff at Cowen Group, Inc.

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14.        Defendant Michael Szymanski (“Szymanski”) has served as the CEO, president and director of Zais since 2011. Szymanski also serves as the CEO, president and director of Zais Group Holdings, Inc. as well as Zais Financial Partners, L.P. (“ZFP”). Szymanski also currently serves as president of Zais Group LLC (“Zais Group”) and member of the Zais Group management advisory committee, and as CEO of ZAIS REIT Management, LLC (the “Advisor”), which externally advises and manages the Company. He is also a member of the Advisor’s investment committee and, together with co-defendant Christian M. Zugel (“Zugel”) and Zais Group is one of the three control persons of the Advisor. Szymanski also serves as a board member of specialized investment management SICAV-SIF, an affiliate of Zais Group LLC. Prior to joining Zais Group, Szymanski was CEO of XE Capital Management, LLC from 2003 to 2008 and was the Chief Financial Officer (“CFO”) of Zurich Capital Markets, a subsidiary of Zurich Financial Group, from 2000 to 2002. Szymanski was also a former vice-president in the Bank and Insurance Strategies Group of Lehman Brothers.

15.        Defendant Zugel is the Chairman of the Board and also serves as the Company’s chief investment officer. In 1997, Zugel founded Zais Group, the parent of the Advisor, and through his ownership of all 20,000,000 supermajority Class B shares of Zais Group and 3.5% of its common stock, controls 93.5% of its voting power. He is the chairman, chief investment officer, and managing member of the Adviser, and with co-defendant Szymanski and Zais Group is one of the three control persons of the Advisor. Zugel also serves as chairman of the board of directors and chief investment officer of Zais Group Holdings, Inc. Zugel is a member the board of directors of Specialized Investment Management SICAV-SIF, an affiliate of Zais Group. Prior to founding Zais Group, Zugel was a senior executive with J.P. Morgan Securities Inc.

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16.        Defendants Holman, Mudge, Ogilvie, Szymanski and Zugel are collectively referred to as the “Individual Defendants” herein.

17.        Defendant Sutherland is a real estate finance company that acquires, originates, services and finances primarily small balance commercial loans. Sutherland is externally managed and advised by Waterfall Asset Management, LLC (“Waterfall”).

18.        Defendant Sutherland Partners holds substantially all of Sutherland’s assets and conducts substantially all of Sutherland’s business.

JURISDICTION AND VENUE

19.        The damages suffered and sought to be recovered by Plaintiff and the Class are an amount in excess of $75,000.

20.        This Court has subject matter jurisdiction pursuant to Md. Cts. & Jud. Proc. Code Ann. §1-501. This Court has personal jurisdiction over Defendants pursuant to Md. Cts. & Jud. Proc. Code Ann. §6-102(a) because Zais is organized and existing under the laws of the State of Maryland, and thus, Maryland law will apply. Maryland courts are best suited to interpret Maryland law, and the exercise of jurisdiction by this Maryland Court is permissible under traditional notions of fair play and substantial justice. This Court further possesses personal jurisdiction over the Defendants pursuant to Md. Cts. & Jud. Proc. Code Ann. §6-103.

21.        Venue is proper in this Court pursuant to Md. Cts. & Jud. Proc. Code Ann. §§6202(8) and (11) because Zais is incorporated in the state of Maryland and there are multiple defendants with no single venue applicable, and thus can be sued for damages in this Court.

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THE INDIVIDUAL DEFENDANTS’ FIDUCIARY DUTIES

22.        By reason of the Individual Defendants’ positions with the Company as directors and/or officers, they are in a fiduciary relationship with Plaintiff and the other public shareholders of Zais and owe Plaintiff and the other members of the Class the duties of candor and maximization of shareholder value.

23.        By virtue of their positions as directors and/or officers of Zais, the Individual Defendants, at all relevant times, had the power to control and influence, and did control and influence and cause Zais to engage in the practices complained of herein.

24.        To diligently comply with their duties, the Individual Defendants were and are required to act in the best interests of Plaintiff and the other public shareholders by not taking an action that:

a.           Adversely affects the value provided to the corporation’s shareholders;

b.           Contractually prohibits them from complying with or carrying out their fiduciary duties;

c.           Discourages or inhibits alternative offers to purchase control of the corporation or its assets;

d.           Adversely affected their duty to search for and secure the best value reasonably available under the circumstances for the corporation’s shareholders; or

e.           Provides the Individual Defendants with preferential treatment at the expense of, or separate from, the public shareholders.

25.        In accordance with their duties, the Individual Defendants were obligated to refrain from:

a.           Participating in any transaction where the Individual Defendants’ loyalties are divided;

b.           Participating in any transaction where the Individual Defendants receive, or are entitled to receive, a personal financial benefit not equally shared by the public shareholders of the corporation; and/or

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c.           Unjustly enriching themselves at the expense or to the detriment of the public shareholders.

26.        As discussed supra, Plaintiff alleges herein that the Individual Defendants, separately and together, in connection with the Merger, are knowingly or recklessly violating their fiduciary duties.

CLASS ACTION ALLEGATIONS

27.        Plaintiff brings this action on his own behalf and as a class action pursuant to Maryland Rule 2-231, on behalf of all holders of Zais common stock who are being and will be harmed by Defendants’ actions described herein (the “Class”). Excluded from the Class are Defendants named herein and any person, firm, trust, corporation or other entity related to or affiliated with any of the Defendants.

28.        This action is properly maintainable as a class action because:

(a)	The Class is so numerous that joinder of all members is impracticable. As of August 9, 2016, there were 8,836,902 shares of Zais Class common stock issued and outstanding. The actual number of public shareholders of Zais will be ascertained through discovery;

(b)	There are questions of law and fact which are common to the Class, including, inter alia, the following:

i.	whether the Individual Defendants have breached their fiduciary duties with respect to Plaintiff and the other members of the Class in connection with the Share Issuance and Merger;

ii.	whether the Individual Defendants have breached their fiduciary duty to maximize shareholder value in connection with the Share Issuance and Merger; and

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iii.	whether Plaintiff and the other members of the Class would suffer irreparable injury were the Merger complained of herein consummated.

(c)	Plaintiff is an adequate representative of the Class, has retained competent counsel experienced in litigation of this nature and will fairly and adequately protect the interests of the Class;

(d)	Plaintiff’s claims are typical of the claims of the other members of the Class and Plaintiff does not have any interests adverse to the Class;

(e)	The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for the party opposing the Class; and

(f)	Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class as a whole.

SUBSTANTIVE ALLEGATIONS

I.           Background

29.        Zais is an externally-managed and advised REIT that invests in, finances and manages performing and re-performing residential mortgage loans. It was incorporated as a Maryland corporation on May 24, 2011, and commenced operations on July 29, 2011. It is externally managed by the Advisor, a subsidiary of Zais Group, a privately-held, investment advisor registered with the SEC. Zais pays management fees to the Advisor, and, upon the consummation of the Merger, it will pay millions of dollars to terminate the Advisor’s services.

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30.        Sutherland is a privately held REIT which invests primarily in small balance commercial (“SBC”) loans. It is externally managed by Waterfall Asset Management, LLC (“Waterfall”), which is managed and owned by numerous members of Sutherland’s board of directors.

31.        According to the Registration Statement, the Company began to consider strategic alternatives to its continuation as a standalone entity in March 2015. It retained a financial advisor, Houlihan Lokey Capital Inc. (“Houlihan Lokey”), in October 2015, and Houlihan Lokey contacted potentially interested strategic and financial buyers shortly thereafter.

32.        The process of seeking out strategic alternatives, however, was marred by an earlier strategic acquisition between Zais and Sutherland’s advisor, Waterfall. On August 6, 2014, Zais announced the acquisition of GMFS, LLC (“GMFS”) for approximately $63 million from Waterfall. The GMFS acquisition involved a gross overpayment because it managed to pawn off GMFS’ nearly $2 billion in potential litigation exposure while simultaneously paying Sutherland tens of millions of dollars. In addition to providing Waterfall with a windfall by purchasing the potentially toxic GMFS asset, Zais’ ownership of GMFS provided a major hindrance to its efforts to market itself in a strategic transaction to parties lacking Sutherland’s intimate knowledge of GMFS’ potential liability. For example, both Party A (identified in the Registration Statement) and Party B (identified in the Registration Statement) both offered higher consideration than Sutherland, but their proposals were conditioned on selling GMFS or placing funds in escrow to account for unknown liabilities concerning GMFS. On the other hand, Sutherland—through Waterfall—leveraged its intimate knowledge of GMFS to negotiate downward adjustments to Zais’ book value.

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33.        On April 7, 2016, the Company announced that it had entered into an agreement to merge with Sutherland. Zais and Sutherland jointly issued a press release, which stated in relevant part:

ZAIS Financial Corp. (NYSE: ZFC) (“ZFC” or the “Company”) today announced that it has entered into a definitive merger agreement under which the Company will combine with Sutherland Asset Management Corp. (“SAM”), a privately held commercial mortgage REIT. In the transactions described in the merger agreement, ZFC stockholders will continue to be stockholders of the surviving corporation and will be eligible to receive cash aggregating approximately $64 million in a tender offer to be made by the Company following stockholder approval of the transaction. SAM stockholders will receive newly issued ZFC shares, and holders of operating partnership units of SAM will receive operating partnership units in the surviving company. Following the merger, the combined entity will be renamed Sutherland Asset Management Corporation, and its shares will continue to be listed on the New York Stock Exchange under the symbol SLD. SAM will be externally managed, by Waterfall Asset Management, LLC (“Waterfall”), SAM’s current external manager. The merger agreement has been approved by both companies’ Boards of Directors and is subject to the approval of both companies’ stockholders.

SAM acquires, manages, services, finances, and through its subsidiaries originates, primarily small balance commercial (“SBC”) loans. As of December 31, 2015, SAM had assets of $2.3 billion and total stockholders’ equity of $480 million. For the year ended December 31, 2015 SAM earned net income of $44.8 million. SBC loans generally range, in original principal amount, between $500,000 and $10 million, and are used by small businesses to purchase real estate used in their operations or by investors seeking to acquire small multi-family, office, retail, mixed use or warehouse properties. SAM also invests in asset-backed securities where the underlying pool of assets consists primarily of SBC loans, or SBC asset-backed securities (“ABS”), and other real estate-related investments.

The number of ZFC shares to be received by SAM stockholders will be based on an exchange ratio determined by dividing the SAM Adjusted Book Value per share by the ZFC Adjusted Book Value per share. Adjusted Book Value per share equals total consolidated stockholders’ equity divided by each respective company’s common stock and operating partnership units issued and outstanding, as modified for transaction expenses and after giving pro-forma effect to any dividends or other distributions. An additional $15 million reduction will be applied to ZFC’s book value to derive its Adjusted Book Value.

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As of December 31, 2015, SAM’s and ZFC’s Adjusted Book Value per share, on a pro-forma basis, would have been $14.32 and $18.29 (before transaction expenses), respectively, representing an exchange ratio of 0.7829, with every share of SAM being exchanged for 0.7829 ZFC share. For illustrative purposes, under a pro forma exchange ratio, as of December 31, 2015, SAM stockholders would receive approximately 26.2 million ZFC shares, which would value ZFC at approximately 91.6% of book value or $18.29 per share of common stock and operating partnership unit. This valuation represents a premium of approximately 24% above the closing price of ZFC’s shares of common stock on the New York Stock Exchange on April 6, 2016, and 37% based upon the closing price of ZFC’s shares of common stock on the New York Stock Exchange on November 3, 2015, the day prior to the public announcement of ZFC’s decision to explore strategic alternatives.

The merger agreement provides that following stockholder approval of the transaction but prior to the closing of the merger, the Company will make a cash tender offer to the ZFC stockholders for aggregate cash proceeds of up to $64.3 million. The tender offer will be made at a price per share equal to 95% of ZFC’s Adjusted Book Value, further adjusted by ZFC’s pro-rata share of an (i) $8 million contractual termination payment to ZAIS Group, LLC, its managing advisor, and (ii) approximately $4 million related to intangible assets, or for illustrative purposes, $17.05 per share as of December 31, 2015. Based on this illustrative pro forma tender offer price as of December 31, 2015, and assuming the tender offer is fully subscribed, following the merger ZFC stockholders would continue to own approximately 16% of the combined entity. The tender offer will be financed through the sale of certain mortgage loans from ZFC’s residential mortgage investments segment. The final exchange ratio and the per share cash tender offer price will be subject to adjustment based on fluctuations in both companies’ book values, as per the terms of the merger agreement.

Michael Szymanski, Chief Executive Officer of ZAIS Financial Corp., commented, “We are pleased to be able to bring a successful conclusion to the strategic review that was previously announced. This transaction offers ZFC stockholders a potential opportunity to benefit from a transaction at a significant premium to the recent trading value of the common stock. We believe the transaction will provide an excellent outcome for ZFC stockholders and is the alternative that will offer the most attractive value.”

The completion of the merger is subject to the satisfaction of certain customary conditions, and is subject to the approval of the stockholders of both ZFC and SAM. The Company expects the transaction to close in the third quarter of 2016.

Houlihan Lokey Inc. is serving as independent financial advisor and Alston & Bird LLP is serving as independent legal advisor to ZFC. Bank of America Merrill Lynch is serving as financial advisor and Sidley Austin LLP is serving as legal advisor to SAM.2

2 All emphasis, unless otherwise noted, has been added by counsel.

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34.        Following the Merger, the Combined Company is expected to have a six-person board of directors. Sutherland has designated Thomas E. Capasse (“Capasse”), Jack J. Ross (“Ross”), Frank P. Filipps, Todd M. Sinai and J. Mitchell Reese, each currently a director of Sutherland, to the combined board of directors. Current Zais director Holman is expected to be the sole representative of Zais shareholders on the Combined Company’s board. Waterfall is expected to serve as manager and advisor to the Combined Company following the Merger. Waterfall was founded by Capasse and Ross, who together own a majority interest in the firm.

35.        As noted in the Registration Statement, Zais shareholders will be reduced to significant minority status in the Combined Company and will own only between 14% and 24% of the diluted common equity of the Combined Company, depending on the level of subscription to the Tender Offer, with current Sutherland shareholders owning between approximately 86% and 76% of the diluted common equity of the Combined Company. With ownership reduced to 14%, the 86% majority of the Combined Company’s shares to be held by the few shareholders of the privately owned Sutherland, and representation on the board of directors to be reduced to 16.7%, Zais shareholders are truly ceding control of the Company in the Merger.

36.        Not surprisingly, reactions to the Merger have been negative. On April 6, 2016, the day the Merger was announced, Zais’ stock price closed at $14.75 per share. Since the Merger’s announcement, however, the market has reacted harshly to the dilutive proposed combination between Sutherland and Zais. As a result, the Company’s share price has declined even further, closing as low as $13.52 per share.

37.        Prominent shareholder of the Company Almitas Capital LLC sent a letter to CEO Szymanski setting forth a number of issues with the deal, stating, in relevant part (all emphasis in original):

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My name is Ron Mass, Managing Principal and founder of Almitas Capital, and my firm has been a holder of ZAIS Financial Corp. (“ZFC”) since 2013. I have been a prominent investor in the mortgage market for over 25 years, having managed over $100 billion in mortgage related assets in my past role. I am reaching out today because I am concerned that the proposed merger of ZFC with Sutherland Asset Management Corp. (“Sutherland”) is not in the best interest of ZFC’s shareholders. This merger would completely change the investment strategy, significantly increase management fees, change the investment manager, and effectively sell ZFC’s assets at a significant discount to book value, all without seeking shareholder approval for the merger. As one of ZFC’s largest shareholders, I oppose this proposed merger for the reasons described in this letter. Accordingly, I intend to withhold my vote in order to prevent a quorum at the meeting, and encourage all ZFC shareholders to take similar action.

The decline in price of ZFC shares since the merger announcement clearly supports the conclusion that other shareholders agree with our view. ZFC shares are down 4% since the transaction was announced, and now trade at over a 25% discount to the most recently reported book value, one of the widest discounts in the entire Mortgage REIT market. This is in sharp contrast to the other three Mortgage REIT mergers announced this year, which have on average gained almost 25% since the announcement of those mergers. In each one of those three cases the discount to book value narrowed significantly after the announcement; conversely, ZFC has seen its discount widen. Equally troubling, the broader Mortgage REIT market is up 7% since the ZFC merger was announced, in sharp contrast to the 4% decline in the ZFC share price.

I have a number of concerns with the announced merger, which are outlined below. I ultimately believe that liquidation, rather than a merger, would be in the best interest of shareholders and have detailed my reasoning for this conclusion in the following points. Further detail can also be found in the footnotes to this letter.

1.	The assumption in the S-4 filing and Investor Presentation that the new entity Sutherland will trade at book value is based upon overly optimistic and unrealistic assumptions. Recent block trades and offerings of Sutherland stock, the Bank of America Merrill Lynch fairness opinion in the proxy statement, the prior failed IPO of Sutherland, and feedback from well-respected Wall Street REIT analysts all support our view that the new entity will trade substantially below ZFC’s assumptions and likely below the current ZFC share price.

2.	ZAIS management has not adequately considered other strategic alternatives which would result in greater value and more certainty for shareholders. With over $12 per share in cash and liquid securities at ZFC and more than $4 in cash value of Mortgage Servicing Rights (“MSR”) at GMFS, a wholly-owned mortgage-originating subsidiary, we calculate $16 of distributable cash is available at present to ZFC shareholders.

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3.	ZAIS Board and management are conflicted in recommending the merger as the management company stands to benefit at shareholder’s expense. ZAIS management stands to earn a large termination fee of $8 million, or 7% of ZFC’s current market value. Should the REIT have its assets liquidated, investors will earn higher proceeds, but ZAIS management would likely earn a lower termination fee. Considering that ZFC shareholders have lost 6% on their investment since inception while the overall Mortgage REIT market has improved over 5% and the stock and bond markets have performed even better, I question the merit of this fee.

4.	ZFC is effectively being merged into a REIT three times its size with the surviving entity, Sutherland, having a completely different investment strategy and new investment manager. This transaction has been cleverly structured so as not to require ZFC shareholder approval and shareholders are instead being asked to increase the number of shares outstanding. This method requires a much lower threshold to pass, yet is of material importance to current shareholders. Shareholders should have a voice in approving such significant changes or an opportunity to redeem their investment close to book value. If put to a vote, we question whether this transaction would be approved by ZFC’s shareholders.

5.	The mortgage litigation risk Sutherland is inheriting from GMFS will likely cause Sutherland to trade at a greater discount to book value. ZFC’s difficulty in attracting bids was due in large part to bidders’ concerns about litigation risk facing GMFS. Waterfall Asset Management (“Waterfall”), Sutherland’s parent, sold GMFS to ZFC in late 2014 and is now buying GMFS back, inheriting this $1 billion in potential litigation risk. As the overhang from litigation risk negatively impacted ZFC, there is every reason to expect that it will adversely impact Sutherland.

6.	The new manager is proposing to significantly increase management fees by adding an incentive fee whereby management will receive 15% of the annual return in excess of 8%. The new entity will have one of the highest management fees among Mortgage Reits with the exception of some of the best known and respected Commercial Mortgage Reits. With Sutherland’s new 3-year management agreement and a 3 times management termination fee in the new advisory agreement, Sutherland is all but assured six years of high management fees. As Mortgage Reits with incentive fees and high expense ratios tend to trade at larger discounts due to lack of institutional sponsorship, the increase in management fees will likely cause Sutherland to trade at a larger discount, further eroding shareholder value.

7.	ZFC expects shareholders to incur over $6 million in merger related costs, greater than 5% of the ZFC market capitalization. By liquidating assets, ZFC could avoid incurring this large cost.

It is my strong belief that a liquidation strategy rather than a merger will lead to greater shareholder value. I therefore urge you to terminate the merger with Sutherland. I appreciate your urgent attention to this matter, and am available at your convenience if you have any questions.

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II.          The Tender Offer

38.        On the same day that the Merger was announced, Sutherland and Zais also announced that the Tender Offer will commence after at an undisclosed time after the Share Issuance is approved. The Tender Offer has been structured so as to afford Zais shareholders no practical choice but to participate in it should the Share Issuance pass and assures that the Tender Offer will be oversubscribed from the capped reserve of $64.3 million that has been designated to fund it. This is highly coercive conduct.

39.        Even the funding of the Tender Offer is a bill that will be footed by Zais shareholders and not Sutherland, as it is derived from assets the Company currently owns. As noted in the press release announcing the Merger, the “tender offer will be financed through the sale of certain mortgage loans from ZFC’s residential mortgage investments segment.”

40.        By design, the Tender Offer will undervalue the Company. Not only does it fail to include a control premium, it builds in a discount to the Company’s value. As noted in the Registration Statement, “[t]he price per share to be paid in the tender offer will be equal to 9 5 % of a further adjusted per share value, which is calculated by reducing the [Zais] adjusted book value by [Zais’] pro rata share of (i) the $8,000,000 termination payment due to [the Advisor], (ii) an additional agreed adjustment of $4,064,000 and (iii) expenses and reserves associated with certain litigation relating to the mergers, if any, with such price per share rounded to the nearest whole cent.”

41.        Thus, the Tender Offer will represent only 95% of a thrice downwardly adjusted value of the Company, including one adjustment, for litigation related to the Merger, for which there is no estimation provided whatsoever.

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42.        Despite the inadequacy of the Tender Offer consideration, shareholders will likely tender their shares because even that reduced consideration is expected to be considerably above where the Combined Company’s trading price is expected to trade post-close. If the Tender Offer becomes over-subscribed, which it inevitably will, shareholders will be forced to take shares in the Combined Company.

43.        Zais, as it currently exists, is predominantly focused on residential real estate, and its shareholders have chosen that sector to invest in. Sutherland’s primary business is in SBCs and commercial real estate.

44.        However, just as shareholders will fall from having 100% Board representation to 16%, and 100% of ownership of the Company to as little as 14% ownership of the Combined Company, so too will their investment strategy be relegated to a de minim’s proportion following the Merger. As noted in the Registration Statement, “Nile primary focus of the combined company will be small balance commercial lending with approximately l0% target equity allocation to residential mortgage assets.” In addition, the majority, as much as 86%, of the shares of the Combined Company will be in the hands of the few holders who currently privately own Sutherland, another factor contributing to the Zais shareholders’ loss of control.3

45.        Therefore, Zais shareholders will be forced to exchange a residentially focused equity interest for a commercially focused minority equity interest once the Tender Offer is oversubscribed. This will cause shares of the newly combined company to flood the open market en masse as former Zais shareholders divest interests in a sector they had no interest in owning, which invariably will cause the Combined Company’s stock price to decline even further following the completion of the Merger. These factors combine to make the Tender Offer coercive and improper, despite it dramatically understating the value of the Company.

3 As of July 18, 2016, Sutherland’s common stock was owned by approximately 32 holders of record.

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A.          The Exchange Ratio and Tender Offer Include Unreasonable Adjustments To Zais’ Book Value

46.        Zais’ adjusted book value, for the purposes of calculating the Exchange Ratio and the Tender Offer price, will be determined by making agreed upon downward valuation adjustments (the “Adjustments”). The dubious Adjustments include: (a) a jaw dropping $15 million adjustment purportedly related to goodwill and intangible assets, agreed to for reasons largely undisclosed in the Registration Statement; (b) a $4 million one-time adjustment for unexplained reasons; (c) $1,765,000 in ‘expenses’ purportedly associated with the Merger; (d) expenses and reserves, in an undefined and apparently uncapped amount, associated with the ambiguously phrased “litigation in connection with the mergers”; and (e) Zais’ pro rata share of the of the $8 million termination payment due to the Advisor. The Adjustments, despite the fact that they will significantly affect the Exchange Ratio arid the Tender Offer price, appear to have been haphazardly designated in random amounts, with little to no disclosure to shareholders why at least $24.8 million, or $2.79 per share, no less than 18% of the Company’s current market cap value, is to be stripped away.

The Adjustments Provide A Windfall to Sutherland

47.        If the Adjustments go forward, and Zais’ book value is adjusted without challenge, Sutherland shareholders stand to receive a substantial windfall in the form of extra shares of Zais.

48.        According to the Registration Statement filed by Zais with the SEC on August 19, 2016, Zais’ total shareholder equity — Zais’ assets less Zais’ liabilities — is $166.2 million, or $18.67 per share. Following application of the Adjustments, Zais’ adjusted book value falls to $141.3 million, or $15.88 per share. Sutherland’s total consolidated shareholders’ equity is $487.8 million, and Sutherland’s adjusted book value is $484.7 million, or $14.38 per share, resulting in an Exchange Ratio of 0.9055. The Adjustment affect less than 1% of Sutherland’s value, but more than 16% of Zais’ book value.

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	ZAIS		SUTHERLAND
Total Consolidated Shareholder Equity	$166,163,000		$487,864,000
Adjustments	$-24,829,000	[4]	$-4,125,000
Adjusted Book Value	$141,334,000		$484,739,000

Shares of Common Stock	7,970,886		30,960,370
Operating Partnership Units	926,914		2,738,948
Total Fully Diluted Shares	8,897,800		33,699,318

Adjusted Book Value Per Share	$15.88		$14.38

Exchange Ratio	0.9055

49.        However, if the Adjustments are removed, and the Exchange Ratio is determined based on the true book values of Zais and Sutherland, the Exchange Ratio declines to 0.7756. In other words, Zais would be required to issue fewer shares to Sutherland, Sutherland shareholders would be entitled to fewer shares and Zais shareholders would own a significantly higher percentage of equity in the Combined Company following consummation of the Merger. By structuring the Adjustments to predominantly decrease Zais’, not Sutherland’s, book value, Sutherland gets a windfall of shares while Zais shareholders have their interests overly diluted.

	ZAIS	SUTHERLAND
Total Consolidated Shareholder Equity	$166,163,000	$487,864,000
Adjustments	0	0
Adjusted Book Value	$161,163,000	$487,864,000

Shares of Common Stock	7,970,886	30,960,370
Operating Partnership Units	926,914	2,738,948
Total Fully Diluted Shares	8,897,800	33,699,318

Adjusted Book Value Per Share	$18.67	$14.48

Exchange Ratio	0.7756

4 The Adjustments include: $4,000,000 (pro rata share of Advisor’s termination fee) + $1,765,000 (expenses associated with the merger) +$15,000,000 (agreed upon adjustments for goodwill and intangible assets) + 4,064,000 (additional agreed upon adjustment) = $24,829,000.

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The Adjustments Significantly Affect The Tender Offer Price

50.        The Adjustments do not only significantly alter the Exchange Ratio that Sutherland shareholders will receive, but meaningfully affect the Tender Offer price Zais shareholders will receive in the Tender Offer. For example, applying the Adjustments to Zais’ book value of $141.3 million and dividing by Zais’ 8,897,800 fully diluted outstanding shares, shareholders receive only $15.88 per share, compared to $18.67 per share if none of the Adjustments are applied to Zais’ actual book value of $166,163,000. (see chart below). Compounding the harm to shareholders, in addition to the Adjustments mentioned above, Sutherland and Zais have also disclosed that the price in the Tender Offer will be further discounted by Zais shareholders receiving only 95% of Zais’ book value, meaning that following this additional adjustment, Zais shareholders can expect to receive only $15.09 per share (i.e., $15.88*0.95) with the Adjustments, which would have been $17.74 per share (i.e., $18.67*0.95) without the Adjustments.

	ZAIS WITH ADJUSTMENT	ZAIS WITHOUT ADJUSTMENT
Total Consolidated Shareholder Equity	$166,163,000	$166,163,000
Adjustments	$-24,829,000	0
Adjusted Book Value	$141,334,000	$166,163,000

Shares of Common Stock	7,970,886	7,970,886
Operating Partnership Units	926,914	926,914
Total Fully Diluted Shares	8,897,800	8,897,800

Adjusted Book Value Per Share	$15.88	$18.67
95% Adjusted Book Value Per Share	$15.09	$17.74

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51.        Absent relief by this Court, Zais shareholders will be harmed as their ownership stake in the Combined Company will be substantially diluted, improperly downwardly adjusted, and they will receive inadequate consideration for their shares.

III.        The Board Relied On Heavily Conflicted Management In Negotiations

52.        The Company is externally managed by the Advisor, a wholly owned subsidiary of Zais Group. The Advisor is responsible for, amongst other things: (a) the origination, selection, purchase and sale of the Company’s portfolio of assets, (b) reviewing the performance of and calculating compensation for the executives of the Company, (c) arranging the Company’s financial activities and (d) providing the Company with advisory services. As such, the Company is heavily reliant on the Advisor to manage the day-to-day operations of Zais and its assets under management.

53.        The Company’s executive officers receive no compensation from Zais for their service. Instead, the Company’s executive officers base salaries and incentive compensation are directly determined by the Advisor.

54.        All of Zais’ executive officers are also employees of the Advisor. Zugel is the chairman of the Board and its chief investment officer, and also serves as the chairman of the board of directors and chief investment officer of the Advisor. Szymanski is the CEO, president, secretary and director of Zais, and also serves as the CEO, president and director of the Advisor. Donna Blank (“Blank”) is Zais’ CFO, and also serves as CFO of the Advisor. Nisha Motani is Zais’ chief accounting officer, and also serves as the chief accounting officer of the Advisor. Each of Zugel, Szymanski and Blank hold the same positions at Zais Group. Collectively, the executive officers of the Company collect millions of dollars annually from the Advisor and its parent Zais Group.

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55.        The Company has acknowledged the Advisor’s total control over the executives’ compensation in filings with the SEC, including the Schedule 14A filed on March 31, 2015, wherein it stated that:

Our Advisor or our Advisor’s affiliates, in their discretion, determine the levels of base salary and cash incentive compensation earned by our executive officers. Our Advisor or our Advisor’s affiliates also determine whether and to what extent our executive officers will be provided with pension, deferred compensation and other employee benefit plans and programs.

56.        As discussed herein, the Company and Sutherland agreed to a termination fee of $8 million to be paid directly to the Advisor. A pro rata share of the Advisor’s termination fee will be paid by the Company and is one of the Adjustments which will inflate the Exchange Ratio and decrease the price paid to Zais shareholders in the Tender Offer. Management, therefore, was conflicted in that it was negotiating a payment to be made directly to the entity responsible for their compensation, while also purportedly serving shareholder interests to maximize the value of their shares in Zais. Given that these disparate interests were competing for the same limited pool of capital, attempting to serve these two masters simultaneously was an egregious conflict.

57.        The conflicted officers and directors Zugel and Szymanski should have had no role in negotiations with Sutherland; instead, according to the Registration Statement, the Board never met without Zugel and Szymanski, nor did it form, or even contemplate the formation of, a special independent committee whose interests were not conflicted.

58.        The Company’s Third Amended and Restated Investment Advisory Agreement, dated as of August 11, 2014 (the “Advisory Agreement”), provided that it was to be in place until the third anniversary of the Company’s listing on the NASDAQ, an event which occurred on February 8, 2016. Thereafter, the Advisory Agreement was to automatically renew on an annual basis.

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59.        The Advisory Agreement provides for a termination fee of equal to three times the average annual base advisory fee earned by the Advisor during the 24-month period immediately preceding the date of such termination, calculated as of the end of the most recently completed fiscal year prior to the date of termination. According to the Company’s most recent annual report filed on Form 10-K with the SEC on March 10, 2016, this would have been approximately $8,710,516, making the agreed upon fee of $8 million set forth in the termination agreement between Zais, ZFP, the Advisor and Sutherland submitted with the Registration Statement (the “Termination Agreement”) appear reasonable.

60.        However, the Advisory Agreement also provides that it may be terminated without the payment of any fees upon the dissolution of the Advisor. Given that Zugel, by virtue of controlling 100% of the Class B shares of the Advisor’s parent company Zais Group, and his control of 93.5% of the total Zais Group voting power, easily could have structured the Termination Agreement as a dissolution, given that he alone controls the Advisor, and that the Advisor will in all likelihood cease to exist as an active entity following the consummation of the Merger. Had Zugel structured the termination as a dissolution, he would have saved shareholders $8 million. Instead, he placed his own interests above those of ordinary shareholders.

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61.        Moreover, the new agreement with Waterfall will significantly increase management fees by adding an incentive fee, with Waterfall receiving 15% of the Combined Company’s annual return in excess of 8%. The new entity will have one of the highest management fees among Mortgage REITs. With Waterfall’s three-year management agreement and a treble annual management fees termination fee guaranteed in the new advisory agreement, Waterfall, and thus its owners, insiders of Sutherland and the future directors of the Combined Company, will be all but assured six years of high management fees. Given that REITs with incentive fees and high expense ratios tend to trade at larger discounts due to a lack of institutional sponsorship, the increase in management fees will likely cause the new company to trade at a larger discount than currently reflected in calculations, further eroding shareholder value.

IV.         The Board Breached Its Duty of Candor

62.        It is critical that shareholders receive complete and accurate information about the Share Issuance and the Merger. To date, the Individual Defendants have failed to provide Zais shareholders with the necessary information required to make an informed vote on the Share Issuance. Certain of those disclosure issues are discussed above. In addition, as set forth in more detail below, the Registration Statement also omits and/or misrepresents material information concerning, among other things: (a) the merger consideration to be received, (b) the sales process for Zais, (c) the data and inputs underlying the financial valuation exercises that purport to support the Fairness Opinion provided by Houlihan Lokey, and (d) the cause of and ultimate size of downward adjustments to the Company’s book value.

A.          The Registration Statement Fails to Provide Complete Material Information Concerning the Merger Compensation

63.        Shareholders will be asked to approve the Share Issuance on September 22, 2016, with the knowledge that if they do so, they will either be cashed out via the Tender Offer or have their interests in the Company irrevocably diluted in accordance with the Exchange Ratio.

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64.        However, shareholders have not yet been informed what price the Tender Offer will be commenced at, nor have they been informed when it will occur. Instead, the Registration Statement contains only the following statement:

Company Adjusted Book Value Per Share will be further adjusted based on the Company’s pro rata share of (i) the Adviser Termination Payment, (ii) an additional adjustment of $4.064 million and (iii) any expenses or reserves associated with any Action made or initiated by any holder of Company Common Stock or Sutherland Common Stock, respectively, including any derivative claims arising out of or relating to the Agreement or the transactions contemplated by the Agreement. The Company’s pro rata share will equal the following fraction:

Where:

Z0 = Number of shares of Company Common Stock issued and outstanding as of the Determination Date, calculated on a fully diluted basis using the methodology described in Item 4 of Exhibit I.

S0 = Number of shares of Sutherland Common Stock issued and outstanding as of the Determination Date, calculated on a fully diluted basis using the methodology described in Item 4 of Exhibit I.

ER = Exchange Ratio.

65.        Because this will be shareholders’ only opportunity to receive cash for their shares prior to the market being flooded with diluted shares of the Combined Company, this information is immediately material and must be disclosed.

66.        In addition, the final numeric value of the Exchange Ratio has yet to be set. The closest the Registration Statement comes to stating the Exchange Ratio’s actual number is its reference that:

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[A]ssuming the determination date had been June 30, 2016, ZAIS Financials total consolidated stockholders equity was $166.2 million, and ZAIS Financials adjusted book value was $149.4 million, which would be divided by 8,897,800, the total number of shares of ZAIS Financial common stock issued and outstanding (including shares of ZAIS Financial common stock issuable upon the redemption of outstanding ZAIS operating partnership units), resulting in a ZAIS Financial adjusted book value per share of $16.79. On June 30, 2016, Sutherlands total consolidated stockholders equity was $487.9 million, and Sutherland’s adjusted book value was $484.7 million, which would be divided by 33,699,318, the total number of shares of Sutherland common stock currently issued and outstanding (including any shares of Sutherland common stock issuable upon the redemption of outstanding Sutherland operating partnership units), resulting in a Sutherland adjusted book value per share of $14.38. Based on these assumptions, and without taking into account any provision for anticipated dividends, if the determination date was June 30, 2016, the exchange ratio would have been 0.8567.

67.        However, it renders the entire calculation, and the proffered 0.8567 number, meaningless with the very next statement, admitting:

The actual exchange ratio may be higher or lower than this example depending upon the actual adjusted book values of ZAIS Financial and Sutherland on the determination date (July 31, 2016).

Shareholders thus have no idea what their shares will be worth following the Merger, and yet, incredibly, are being asked to approve the Share Issuance without knowledge of the actual numerical value of the final Exchange Ratio.

68.        Also, the Registration Statement discloses that the “tender offer will be financed through the sale of certain mortgage loans from [Zais’] residential mortgage investments segment.” While the Registration Statement now confirms the Company’s sale of the “residential mortgage investments segment”, the Registration Statement fails to disclose when it was sold, who it was sold to, the Board’s process to sell the “residential mortgage investments segment” to the yet to be announced acquiror and the value paid by the acquiror for this Company asset. This information is material to Zais shareholders so that they can determine whether they are getting fair value for their shares of Zais common stock tendered in the Tender Offer.

B.          The Registration Statement Contains Materially False Statements and Omissions Related to the Sales Process

69.        Although the Company indicates that two additional bidders, referred to as “party A” and “party B” in the Registration Statement, expressed substantial interest in an acquisition of the Company and that each extended formal offers, it fails to provide shareholders with material information regarding these expressions of interest.

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70.        For example, the Registration Statement notes that on January 7, 2016, the Company received revised indications of interest from both party A and party B. These expressions of interest were each at a level of consideration to shareholders above that ultimately provided by Sutherland. Party A offered $10.12 per share, cash, in conjunction with a sale of GMFS, the proceeds of which sale would also be paid to shareholders, and, given the purchase price paid by Zais for GMFS less than two years ago, would likely have represented at least approximately $17.20 in total compensation. Party B offered $17.40 per share, with $7.31 of that amount placed in escrow pending the resolution of certain potential liabilities of GMFS.

71.        However, other than reciting the bids, neither party A nor party B are ever again addressed in the context of their bids or the negotiations. Shareholders are not informed of whether either bidder submitted additional bids, if the Company ever informed them as to why the bids were not accepted, or if there were any additional negotiations whatsoever carried on between the submission of the bids on January 7, 2016, and the execution of the merger agreement on April 6, 2016, three months later. If there were not further negotiations conducted, the Registration Statement is silent as to why these parties were not reengaged, despite offering significantly greater value to shareholders.

72.        The Registration Statement also fails to disclose what information was provided to potential acquirers. It states that “[f]ollowing execution of a confidentiality agreement with a potential buyer, Houlihan Lokey provided that potential buyer with access to an electronic data room, containing information about [Zais]”, but contains no description of what materials were available for third party review, such as financial projections. The information provided to bidders, and whether that information was the same across all bidders, is material and necessary to inform shareholders of whether any bidders were potentially favored, and if competing bidders had access to all information, such as projections, necessary to evaluate the Company’s value.

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73.        Finally, the Company failed to disclose whether it ever considered forming a special committee in order to isolate the conflicted directors Zugel and Szymansky, nor does it disclose to what extent Zugel and Szymansky participated in negotiations and/or Board meetings with regard to the Merger.

C.          The Registration Statement Fails to Disclose Conflicts of Interest

74.        The Registration Statement discloses that Houlihan Lokey collected fees from Sutherland in the two years prior to the Merger. However, it does not provide sufficient detail regarding those engagements for shareholders to determine whether a potential conflict of interest exists as a result of these engagements that may have had an effect on the advice provided to the Company by Houlihan Lokey in conjunction with the Merger. In addition, the Registration Statement does not disclose whether Houlihan Lokey informed the Board of its prior service to Sutherland when it was retained.

75.        The Registration Statement further fails to make clear the extent to which Zugel and Szymansky have ownership interests in the Advisor, and thus, shareholders do not know the amount that they personally will directly profit through the payments made pursuant to the Termination Agreement.

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D.	The Registration Statement Fails to Provide Adequate Information Concerning The Valuation Performed By Houlihan Lokey

76.        The Registration Statement states that Houlihan Lokey reviewed financial projections for GMFS—a minority segment of the Company’s business and recently acquired subsidiary of Zais—projections which have been disclosed to shareholders. However, Houlihan Lokey admits that it was unable to conduct a discounted cash flow analysis on the Company because it was only provided with financial projections for GMFS, and not projections for Zais as a whole. The Registration Statement states that “In reaching its conclusions, Houlihan Lokey did not perform a discounted cash flow analysis because (other than certain projections relating to, and provided by, GMFS) Houlihan Lokey was not provided with financial projections for ZAIS Financial or Sutherland.” Shareholders are not provided with projections for Zais itself, nor are they offered any information as to why the Company’s financial advisor did not have access to the future projections of either the Company or Sutherland. Financial projections prepared by management are among the most useful information available to assess a company’s future value and performance, and both the projections themselves as well as the reason that the projections were not provided to Houlihan Lokey are material and must be disclosed. Similarly, projections regarding Sutherland, given that the acquisition involved a substantial stock issuance and dilution of control for Zais shareholders, must have been reviewed by the Company’s financial advisor, and the reason that they were not is material and should be disclosed to shareholders.

77.        Further, the Registration Statement states that Houlihan Lokey valued Zais common stock at “91.6% of book value or $18.29 per share for purposes of calculating the exchange ratio (an implied price-to-book value multiple of 0.916x) and that the Sutherland common stock was being valued at 100% of book value or $14.33 per share for purposes of calculating the exchange ratio.” However, it does not explain why only Zais, and not Sutherland, received a valuation discount and it is further deficient in failing to explain why, despite a valuation in excess of $18.00 per share, the Tender Offer price is expected to be below $16.00 per share.

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E.	The Registration Statement Fails to Provide Adequate Information Concerning Potential Book Value Reductions to the Company’s Value

78.        Shareholders are being asked to approve the Share Issuance, with the result that the Merger will then follow without a separate shareholder vote, although, as noted herein, there is no indication of what the final compensation they will receive will be. One reason for this ambiguity is the lack of information regarding the Adjustments.

79.        The Tender Offer is set at “95% of a further adjusted per share value, which is calculated by reducing the [Zais] adjusted book value by [Zais’] pro rata share of (i) the $8,000,000 termination payment due to [Zais’] advisor, (ii) an additional agreed adjustment of $4,064,000 and (iii) expenses and reserves, if any, associated with certain litigation relating to the mergers.”

80.        However, the Registration Statement never discloses further detail with regards to the “expenses and reserves”, including whether that value is subject to a cap or how it was determined that such a carve-out came to pass. Indeed, even the fairness opinion upon which shareholders are told provides assurance that the Merger is fair did not look into the fairness of the litigation expenses. Houlihan Lokey acknowledges that its “analysis did not take into account potential adjustments to the tender offer price per share based on expenses and reserves associated with certain litigation relating to the mergers because no information relating to such expenses and potential reserves was available to Houlihan Lokey.”

81.        Similarly, there is insufficient detail provided to investors as to the $8 million termination fee, how it was agreed upon, who on behalf of shareholders negotiated this provision, and whether the parties ever discussed waiving the termination fee, given that Zugel ultimately controls the Advisor. The termination payment represents nearly $1 per share of value to investors and is therefore clearly material.

82.        Further, the Registration Statement contains insufficient detail regarding how the $15 million reduction in goodwill was calculated, stating only that it was an agreed upon reduction in goodwill. Given that this reduction represents nearly $2 per share in value to Zais shareholders, it is clearly material.

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V.	The Zais Board Impermissibly Locked-Up the Merger by Agreeing To Prohibitive Deal Protections

83.        In addition to the Board agreeing to an inadequate price, the Board has impermissibly locked-up the Merger by agreeing to several unfair deal protection devices that all but ensure Sutherland will acquire the Company and that no competing bidder will emerge to offer the Company’s shareholders a premium which truly reflects the long-term value of Zais.

84.        The Board has agreed to a prohibitive no-solicitation provision. Under Section 7.3(a) of the Merger Agreement, Zais’ officers, directors, and managers are prohibited from soliciting, initiating, knowingly encouraging or facilitating alternative acquisition proposals from third parties, and from furnishing any non-public information to any potential bidders. This section also restricts the ability of the Company and its representatives to furnish non-public information to any third party with respect to any acquisition proposal, subject to certain limited exceptions.

85.        In addition, Section 7.1(c) of the Merger Agreement contains a “force-the-vote” provision, requiring the Company to hold a shareholder vote on the Share Issuance, even if the Board has determined that another proposal is superior.

86.        Finally, the Board further reduced the likelihood of obtaining a topping bid by agreeing to an excessive termination fee. Section 9.1(c) of the Merger Agreement provides that, upon termination of the Merger Agreement by the Company, the Company will be required to pay Sutherland a termination fee of $4 million. This fee essentially serves as a tax on a competing offer by requiring the alternative bidder to pay millions of dollars to its competitor Sutherland, rather than sending those funds to compensate shareholders.

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87.        Ultimately, these deal protection devices restrain the Company’s ability to solicit or engage in negotiations with any third party regarding a proposal to acquire all or a significant interest in the Company. The circumstances under which the Board may respond to an unsolicited alternative acquisition proposal are too narrowly circumscribed to provide an effective “fiduciary out” under the circumstances.

FIRST CAUSE OF ACTION

Against the Individual Defendants for Breach of Fiduciary Duty to Plaintiff and the Class

88.        Plaintiff repeats and re-alleges each and every allegation set forth herein.

89.        The Individual Defendants owed Plaintiff and the Class certain common law fiduciary duties in connection with the Merger and the Share Issuance, including the duties of candor and maximizing the value Plaintiff and the Class would receive in any sale of the Company.

90.        Consistent with their fiduciary obligations, the Individual Defendants were required to refrain from unduly benefitting themselves at the expense of Plaintiff and the Class.

91.        By causing the Company to engage in the Share Issuance, the Merger and attendant related agreements, and by providing shareholders with incomplete information leaving them unable to cast a fully informed vote on the merits of the Share Issuance, the Individual Defendants have violated their fiduciary obligations to Plaintiff and the Class. As a result of these actions, the Individual Defendants will divert to themselves millions of dollars that rightfully should flow to Plaintiff and the Class.

92.        To the extent the inadequacy of the consideration alleged herein cannot be remedies by money damages, Plaintiff and the Class have no adequate remedy at law.

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SECOND CAUSE OF ACTION

Against Sutherland and Sutherland Partners for Aiding and Abetting the Individual
Defendants’ Breaches of Fiduciary Duties

93.        Plaintiff repeats and re-alleges each and every allegation set forth herein.

94.        The Individual Defendants breached their fiduciary duties to the Zais shareholders by the wrongful actions alleged herein.

95.        Such breaches of fiduciary duties could not, and would not, have occurred but for the conduct of Sutherland and Sutherland Partners which, therefore, aided and abetted such breaches through entering into the Share Issuance and the Merger.

96.        Sutherland and Sutherland Partners had knowledge that they were aiding and abetting the Individual Defendants’ breaches of fiduciary duties to Zais shareholders.

97.        Sutherland and Sutherland Partners rendered substantial assistance to the Individual Defendants in their breaches of their fiduciary duties to Zais shareholders.

98.        As a result of Sutherland’s and Sutherland Partners’ conduct of aiding and abetting the Individual Defendants’ breaches of fiduciary duties, Plaintiff and the other members of the Class have been, and will be, damaged in that they have been, and will be, prevented from obtaining a fair price for their shares.

99.        As a result of the unlawful actions of Sutherland and Sutherland Partners, Plaintiff and the other members of the Class will be irreparably harmed in that they will be prevented from obtaining the fair value of their equity ownership in the Company. Unless enjoined by the Court, Sutherland and Sutherland Partners will continue to aid and abet the Individual Defendants’ breaches of their fiduciary duties owed to Plaintiff and the members of the Class, and will aid and abet a process that inhibits to ability of the Individual Defendants to obtain a fair price for shareholders.

100.       To the extent the claim for aiding and abetting claim cannot be remedies by money damages, Plaintiff has no adequate remedy at law.

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PRAYER FOR RELIEF

WHEREFORE, Plaintiff demands judgment as follows:

A.          Declaring that this action is properly maintainable as a class action and certifying Plaintiff as Class Representative;

B.          Declaring that the Individual Defendants have breached their fiduciary duties to Plaintiff and the Class;

C.          Enjoining, preliminarily and/or permanently, the Merger, the Tender Offer and the shareholder vote on the Share Issuance until and/or unless the Company adopts and implements a procedure or process to obtain a merger agreement providing fair terms and a proper vote for shareholders;

D.          Rescinding and unwinding, to the extent already implemented, the Share Issuance, the Merger or any of the terms thereof, or granting Plaintiff and the Class rescissory damages;

E.          Entering judgment against all of the Defendants in favor of Plaintiff and the Class for the amount of damages sustained by Plaintiff and the Class, as well as pre- and post-judgment interest, as a result of the Individual Defendants’ breaches of fiduciary duties to Plaintiff and the Class;

F.          Ordering Individual Defendants to disgorge the proceeds they have received or will receive by virtue of the Share Issuance, the Merger and its attendant agreements;

G.          Granting other appropriate equitable relief to remedy the Individual Defendants’ breaches of fiduciary duties, including but not limited to, creating a constructive trust over any merger proceeds the Individual Defendants will receive in the Merger and unwinding the Share Issuance, the Merger and other agreements required in order to avoid harms to the Class, Plaintiff and the Company;

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H.          Directing the Individual Defendants to account to Plaintiff and the Class for all damages suffered as a result of the Individual Defendants wrongdoing;

I.          Awarding compensatory damages in favor of Plaintiff and the Class for all losses and damages suffered as a result of the wrongdoing alleged by Defendants in an amount in excess of $75,000, together with interest thereon; awarding Plaintiff the costs and disbursements of this action, including reasonable attorneys’ and experts’ fees; and

J.          Granting such other and further equitable relief as this Court may deem just and proper.

JURY TRIAL DEMAND

Plaintiff demands a trial by jury on all claims and issues so triable.

Dated: August 24, 2016	Respectfully submitted,

BROWER PIVEN
A Professional Corporation

Charles J. Piven
Yelena Trepetin
1925 Old Valley Road
Stevenson, MD 21153
Tel: (410) 332-0030
Fax: (410) 685-1300

Counsel for Plaintiff Sean Dexter

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OF COUNSEL:

BLOCK & LEVITON LLP

Jason M. Leviton, Esq.

Steven P. Harte, Esq.

Bradley Vettraino, Esq.

155 Federal Street, Suite 400

Boston Massachusetts 02110

Tel.: (617) 398-5600

Fax: (617) 507-6020

ANDREWS & SPRINGER, LLC

Peter B. Andrews, Esq.

Craig J. Springer, Esq.

David M. Sborz, Esq.

3801 Kennett Pike

Building C, Suite 305

Wilmington, DE 19807

Tel.: (302) 504-4957

Fax: (302) 397-2681

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